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                        BOLT BERANEK AND NEWMAN INC.
                                EXHIBIT 11.1
                      COMPUTATION OF NET LOSS PER SHARE

(000's except per-share data)

                                               Three Months Ended
                                 ____________________________________________
                                  September 30, 1994       September 30, 1993
                                 ___________________      ___________________
                                              Fully                    Fully
                                  Primary    Diluted      Primary     Diluted
                                 ________    _______      _______     _______

Weighted average
   shares outstanding             16,614     16,614       15,978      15,978

Incremental shares from use
   of treasury stock method
   for stock options                (a)       (a)          (a)         (a)
                                 ________   ________     ________    ________
Shares used in per-share
   calculations                   16,614     16,614       15,978      15,978
                                 ========   ========     ========    ========

Net loss                         $(1,808)   $(1,808)     $(1,947)    $(1,947)
                                 ========   ========     ========    ========

Net loss per share               $  (.11)   $  (.11)     $  (.12)    $  (.12)
                                 ========   ========     ========    ========


(a) Incremental shares were not used as their effect would be antidilutive.
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